Exhibit 99.5

U.S. Department of Justice United States Trustee Region 4, Maryland, South Carolina, Virginia West Virginia and the District of Columbia

1835 Assembly Street, Suite 953	(803) 765-5250
Columbia, South Carolina 29201	Fax: (803) 765-5260

June 26, 2009

BY E-MAIL TO Aebender@comcast.net
& FIRST-CLASS MAIL

Mr. Allen E. Bender

2411 Pimpernel Drive

Waldorf, MD 20603

Re:     In re TVI Corp. et al., Case No. 09-15677 (Bankr. D. Md.)(LEAD CASE)

Dear Mr. Bender:

As the United States Trustee for Region 4, which includes the District of Maryland, I have reviewed carefully the various correspondence from you and Mr. Michael Vermut asking that I appoint an official shareholders committee to serve in the above-referenced bankruptcy case. As you know, 11 U.S.C. § 1102(a)(1) provides that the U.S. Trustee “may appoint additional committees of creditors or of equity security holders as the United States trustee deems appropriate.” In deciding whether to appoint a committee of equity security holders, the principal issue is whether the debtor is solvent or it appears likely that there will be a substantial return for equity. Generally, such committees are not appointed unless equity holders establish that there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and they are unable to represent their interests in the bankruptcy case without an official committee. No equity committee should be appointed when it appears that a debtor is hopelessly insolvent because neither the debtor nor the creditors should have to bear the expense of negotiating with a committee that holds no real interest in the debtor.

At this time I will not appoint such a committee, because while much of your argument is persuasive, there is no evidence that a feasible plan could be proposed that would pay unsecured creditors in full. The shareholders made arguments that the assets were understated, but provided no evidence that the assets could be valued in excess of the liabilities at this time. If that changes as the case goes forward, I may revisit this issue, but do not find under current circumstances that an committee of equity security holders would be appropriate under the facts brought to my attention.

The shareholders should be given opportunities to share information and discuss relevant matters with the debtor and the existing creditors committee. If you find that the creditors committee or the debtor are not including you and other shareholders in future discussions or negotiations, please bring this to my attention. You also may wish to obtain counsel to advise you on options available to the shareholders in this case.

Thank you for raising this issue and providing the information, including additional material, that I requested. Your interest and advocacy regarding this case is appreciated.

Sincerely yours,

/s/ W. Clarkson McDow, Jr.
W. Clarkson McDow, Jr.
United States Trustee for Region 4

cc:	Mr. Mike Vermut (By E-mail to mv@newlandmgmt.com)

Joel Walker, Esq. (By U.S. Mail and E-mail to jmwalker@duanemorris.com)
Duane Morris LLP
505 Ninth Street, N.W.
Suite 1000
Washington, DC 20004-2166

Alan Grochal, Esq. (By U.S. Mail and E-mail to agrochal@tydingslaw.com)
Tydings & Rosenberg LLP
100 E. Pratt Street
26th Floor
Baltimore, MD 21202

Jeanne M. Crouse, Assistant U.S. Trustee
Lynn A. Kohen